Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


We hereby consent to the incorporation by reference in this in this amendment No. 1 to the Registration Statement on Form S-4 of Sonoco Products Company of our report dated January 28, 2004, except for Note 17 as to which the date is September 30, 2004, relating to the financial statements which appears in Sonoco Products Company's Current Report on Form 8-K filed on October 15, 2004. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Charlotte, North Carolina
December 15, 2004